YP.NET ACQUIRES EXCLUSIVE USE OF YP.COM

Mesa, Arizona - (Business Wire)
(Date Here)

YP.Net, Inc. (YPNT) a leading provider of nationwide Internet yellow pages and a component of the Dow Jones Internet Services Index recently signed an Exclusive Domain License agreement with Onramp Access, Inc. This agreement allows the Company the exclusive use of the domain name ""YP.Com"". The term of the license agreement is three years and the agreement may be converted to a purchase of this domain name under certain circumstances.

DeVal Johnson, YP.Net''s Vice-President of Corporate Image stated, ""We''re excited to add YP.Com the list of domain names at our disposal to help promote YP.Net. Currently the Company has numerous URLs increasing traffic to our web site. YP.Com gives us the ability to capture users looking for YP.Net that inadvertently type in YP.Com.""
About  YP.Net,  Inc.

YP.Net Inc. is a leading provider of Internet-based yellow page services and a component of the Dow Jones Internet Services Index. The Company offers an Internet Advertising Package that includes a priority Preferred Listing and Mini-Webpage(TM)(TM) through its yellow page Web site at www.Yellow-Page.Net and www.YP.Net. The Company''s Web site contains listings for approximately 18 million business and individuals in the United States.

YP.Net also provides an array of other Internet services that complement its yellow page sites (www.Yellow-Page.Net and www.YP.Net).

YP.Net is a longstanding member, exhibitor and sponsor of the two major yellow page trade associations - Yellow Page Integrated Media Association ""YPIMA,"" the major trade association of yellow page publishers throughout the world, and the Association of Directory Publishers ""ADP,"" which mostly represents independent yellow page publishers. YP.Net, Inc. is based in Mesa, AZ. For more information, visit the web site at www.yp.net.

This press release contains certain forward-looking statements, including those regarding the Company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the Company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control.

Public Relations contact:

YP.Net, Inc.
David Iannini
Chief Financial Officer
YP.Net, Inc.
480-654-9646 x1258
Fax 480-654-9747